Exhibit (a)(2)

Letter of Transmittal

To Tender Eligible Options Pursuant to the Offer to Exchange dated January 21, 2003
(Capitalized terms not otherwise defined below shall
have the same meaning as in the Offer to Exchange)

The right to tender Eligible Options pursuant to the Offer will commence on January 21, 2003 and will expire at 11:59 p.m., Eastern Time, on
February 20, 2003, unless the Offer is extended by Vintage.

Name	U.S. Social Security No. (if any)

Deliver to:

If by Mail, Hand Delivery or Overnight Delivery: Vintage Petroleum, Inc. 110 West Seventh Street, Suite 2300 Tulsa, Oklahoma 74119-1029 Attention: Michael F. Meimerstorf	If by Facsimile: Vintage Petroleum, Inc. at Fax Number (918) 878-5226 Attention: Michael F. Meimerstorf

Any Vintage option holder who wants to tender Eligible Options for exchange must complete and return to us this Letter of Transmittal and the Restricted Stock Award Agreement or, for Eligible Employees who reside in Canada, the Restricted Stock Rights Award Agreement, so that they are received by 11:59 p.m., Eastern Time, on February 20, 2003, by mail, hand delivery, overnight delivery or facsimile to Vintage at the address or fax number listed above. Note: Mail must be received by us no later than 11:59 p.m., Eastern Time, on February 20, 2003. Letters postmarked before February 20, 2003 but not received until after that date will not be accepted.

You are not required to tender your Eligible Options. However, if you elect to participate in the Offer, you must tender all of your Eligible Options. By signing and returning this Letter of Transmittal, you hereby tender all of your Eligible Options, which are described as follows:

Grant Date of Option (MM/DD/YYYY)	Exercise Price per Share	Total Number of Shares under Option

Important Reminder: You must complete and return this Letter of Transmittal and the Restricted Stock Award Agreement or the Restricted Stock Rights Award Agreement, as the case may be, to us so they are received by 11:59 p.m., Eastern Time, on February 20, 2003. No Letter of Transmittal tendering options will be accepted unless the Restricted Stock Award Agreement or the Restricted Stock Rights Award Agreement, as the case may be, is also returned to us.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your options pursuant to the Offer or to give you any information or to make any representation in connection with the Offer other than those contained in the Offer to Exchange and in this Letter of Transmittal.

If you are tendering Eligible Options, you must include an executed Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, that was delivered to you with the Offer to Exchange and Letter of Transmittal. We recommend that you keep a copy of your completed Letter of Transmittal and Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement.

To Vintage Petroleum, Inc.:

By completing and delivering this Letter of Transmittal, I hereby tender to Vintage Petroleum, Inc., a Delaware corporation (“Vintage”), all of my Eligible Options to purchase shares of common stock of Vintage described above in exchange for Restricted Stock or, in the case of Eligible Employees who reside in Canada, Restricted Stock Rights, upon the terms and subject to the conditions set forth in the Offer to Exchange dated January 21, 2003, receipt of which I hereby acknowledge, and this Letter of Transmittal (which together constitute the “Offer”).

Subject to, and effective upon, acceptance for exchange of the options tendered herewith in accordance with the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), I hereby sell, assign and transfer to, or upon the order of, Vintage all right, title and interest in and to all the options that are being tendered hereby. I acknowledge that Vintage has advised me to consult with my own personal advisors as to the consequences of participating or not participating in the Offer. I agree that this Letter of Transmittal is an amendment to my option agreement(s).

I hereby represent and warrant that I have full power and authority to tender the options tendered herewith and that, when and to the extent the same are accepted for exchange by Vintage, such options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims. I will, upon request, execute and deliver any additional documents deemed by Vintage to be necessary or desirable to complete the exchange of the options tendered hereby.

All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. Except by delivery of a Notice of Withdrawal prior to the expiration of the Offer as stated in the Offer to Exchange, this tender is irrevocable.

By execution hereof, I acknowledge and understand that:

(1)    Tendering my Eligible Options pursuant to the procedures described in Section 3 of the Offer to Exchange and the instructions hereto will constitute my acceptance of the terms and conditions of the Offer.

(2)    Vintage’s acceptance for exchange of options tendered pursuant to the Offer will constitute a binding agreement between Vintage and me upon the terms and subject to the conditions of the Offer.

(3)    The Restricted Stock or Restricted Stock Rights that I will receive in exchange for my options will be subject to forfeiture and other restrictions, including, without limitation, restrictions on sale, transfer, assignment, pledge or other encumbrances or dispositions, until such time as the Restricted Stock or Restricted Stock Rights vest and the restrictions lapse in the manner set forth in the Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, between Vintage and me.

I acknowledge that the Offer is subject to the terms and conditions described in the Offer to Exchange. I recognize that upon the occurrence of any of the conditions set forth in Section 6 of the Offer to Exchange, Vintage may terminate or amend the Offer and postpone its acceptance and cancellation of the options tendered for exchange.

I understand that the public trading price of the common stock will vary from time to time after the Offer expires at 11:59 p.m., Eastern Time, on the Expiration Date, such that the public trading price of the common stock could at some time in the future exceed the exercise price of the options. By tendering the options, I agree to hold Vintage harmless for any perceived loss as a result of the variance in the public trading price of common stock after expiration of the Offer.

I recognize that, under certain circumstances set forth in the Offer to Exchange, Vintage may terminate or amend the Offer. In any such event, I understand that if the options tendered herewith are not accepted for exchange, they will be retained by me.

This Offer is not being made to, nor will any tender of options be accepted from or on behalf of, option holders in any jurisdiction in which the making of this Offer or the acceptance of any tender of options would not be in compliance with the laws of such jurisdiction.

Please sign and date in the space provided below.

(SIGNATURE OF HOLDER)

DATE:                                         , 2003

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Vintage of the authority of such person so to act must be submitted with this Letter of Transmittal.

(SIGNATURE OF REPRESENTATIVE)

(Name)

(Title)

(Capacity)

(Address)

(Please include ZIP code)

(Telephone No. (with area code))

(Tax ID/ Social Security No.)

DATE:                                             , 2003

INSTRUCTIONS
FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery; Letter of Transmittal; Notice of Withdrawal.

Any option holder desiring to tender Eligible Options for exchange pursuant to the Offer should complete and return to us this Letter of Transmittal and the Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, completing the information requested in the table on the first page hereof, signing this Letter of Transmittal and sending the signed Letter of Transmittal and the Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement, as the case may be, by mail, hand delivery or overnight delivery to Vintage at the address listed above, or by facsimile to the number listed above, so that it is received by 11:59 p.m., Eastern Time, on February 20, 2003 (or such later date to which Vintage extends the Offer).

If you tender your options but then wish to withdraw from the Offer, you may do so at any time prior to the Expiration Date. If you wish to withdraw your options, you must deliver the Notice of Withdrawal by mail, hand delivery or overnight delivery to the address set forth above or by facsimile to the number set forth above so that is received before the Expiration Date.

The method of delivery of all documents, including this Letter of Transmittal, is at the election and risk of the tendering option holder. If delivery is by mail, we recommend that you use registered mail with return receipt requested and properly insure your package. In all cases, you should allow sufficient time to ensure timely delivery to ensure it is received by 11:59 p.m., Eastern Time, on February 20, 2003.

2.	Inadequate Space.

If the space provided herein is inadequate, the information requested by the table in this Letter of Transmittal regarding your Eligible Options should be provided on a separate schedule attached hereto.

3.	No Partial Tenders.

You are not required to tender your Eligible Options. However, if you elect to participate in the Offer with respect to any Eligible Options, you must tender all of your Eligible Options.

4.	Signatures on this Letter of Transmittal.

If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to us of the authority of such person so to act must be submitted with this Letter of Transmittal.

5.	Requests for Assistance.

If you have questions about which of your stock options are eligible for the Offer, please contact Michael F. Meimerstorf, between the hours of 9:00 a.m. and 5:00 p.m. Central Time, Monday through Friday, at (918) 878-5742.

6.	Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the number of shares subject to tendered options or retained options, and the validity, form, eligibility (including time of receipt) and acceptance of Letters of Transmittal, Notices of Withdrawal, Restricted Stock Award Agreements and Restricted Stock Rights Award Agreements. Our determination of these matters will be final and binding on all parties. We may reject any Letter of Transmittal, Notice of Withdrawal, Restricted Stock Award Agreement, Restricted Stock Rights Award Agreement, or tendered options to the extent we determine that any of the foregoing were not properly delivered or to the extent that we determine it is unlawful to accept the tendered options. As described in Section 6 of the Offer to Exchange, upon the occurrence of any of the conditions set forth therein, Vintage may terminate the Offer and reject all properly tendered options. We may waive any defect or irregularity in any Letter of Transmittal, Notice of Withdrawal, or Restricted Stock Award Agreement or Restricted Stock Rights Award Agreement with respect to any particular options or any particular option holder. No options will be deemed to be properly tendered until all defects or irregularities have been cured by the option holder tendering the options or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any options, and no one will be liable for failing to give notice of any defects or irregularities.

7.	Important Tax Information.

Please refer to Sections 13 and 14 of the Offer to Exchange for important tax information in connection with participating in the Offer.